Exhibit 10.2

SUMMARY OF

DDi CORP.

2012 SENIOR MANAGEMENT BONUS PROGRAM, AS AMENDED

1. Purpose and Effective Date. The bonus program, effective as of January 1, 2012, shall be known as the DDi Corp. 2012 Senior Management Bonus Program (the “Bonus Program”). It is a performance-based bonus program for the benefit of a select group of employees of (a) DDi Corp., a Delaware corporation (“DDi Corp.”); (b) DDi Global Corp., a California corporation and DDi Corp.’s principal operating subsidiary (“DDi Global”); and (c) any of the other subsidiaries of DDi Corp. which are selected for participation as provided herein (“Participants”). The Bonus Program is intended to qualify as a compensation or bonus plan that is exempt from the application of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, by reason of Section 3 of such Act. Unless otherwise noted, the term the “Company” shall refer to DDi Corp. and/or any of its subsidiaries, as applicable.

2. Eligibility and Participation. Eligibility and participation shall be at the sole discretion of DDi Corp. In order to become a Participant eligible to receive benefits, an employee must be selected for participation in the sole discretion of the Compensation Committee of the Board of Directors of DDi Corp. (the “Compensation Committee”). Management of DDi Corp. will notify in writing those employees determined by the Compensation Committee to be eligible for participation in the Bonus Program.

3. Performance Bonus. The Bonus Program is designed to encourage Participants to perform in a satisfactory manner over the course of calendar year 2012. The annual performance bonus (“Bonus”) is payable to Participants who remain employed by the Company on the date that bonuses are paid under the Bonus Program (the “Distribution Date”). The Bonus shall consist of two components, (i) a Target EBITDA Bonus, based upon the achievement of EBITDA from DDi Corp.’s consolidated operations less the total amount of bonus payments awarded under the Bonus Program (“Net EBITDA”), and (ii) a Target Performance Bonus, based on the achievement of job-specific performance objectives of each Participant and further limited by the Company having achieved its Net EBITDA objective.

(a) Administration of Bonus Program. The Compensation Committee shall administer the Bonus Program. For fiscal year 2012, the Compensation Committee shall review and approve the Target Net EBITDA, and, with respect to each Participant, the maximum Target EBITDA Bonus, the maximum Target Performance Bonus, job-specific performance objectives and a mechanism for calculating the percent completion of such performance objectives (“Performance Percent Complete”). In describing job-specific performance objectives, the Compensation Committee and the Company shall use best efforts to ensure that such objectives are written, disclosed to the Participant, quantitatively measurable, and capable of being objectively evaluated.

(b) Target EBITDA Bonus. Participants shall be eligible to receive a Target EBITDA Bonus hereunder only to the extent that the Company’s “Net EBITDA %” (actual Net EBITDA measured by DDi Corp., divided by target Net EBITDA) is equal to or greater than 80% (eighty percent). The Target EBITDA Bonus for each Participant shall be equal to the Participant’s maximum Target EBITDA Bonus multiplied by the applicable “% Target EBITDA Bonus,” as per the table set forth on Appendix A attached hereto. For purposes of the Bonus Program, Net EBITDA shall not include the impact of non-recurring charges or gains, consistent with the approach used for reporting “Adjusted EBITDA” in DDi Corp.’s quarterly earnings releases. A Participant shall not be eligible to receive a Target EBITDA Bonus if the Participant fails to achieve at least 50% (fifty percent) of his or her personal performance goals for calendar year 2012.

(c) Target Performance Bonus. Participants shall be eligible to receive a Target Performance Bonus only to the extent that the Net EBITDA % exceeds 80% (eighty percent). The Target Performance Bonus for each Participant shall be equal to the Participant’s maximum Target Performance Bonus multiplied by (i) the Participant’s Performance Percent Complete multiplied by (ii) the applicable % Target Performance Bonus as per the table set forth on Appendix A attached hereto.

(d) Committee Discretion. The Compensation Committee shall have the sole discretion and authority to make further adjustments to the Company’s Net EBITDA which will be used to calculate the Bonuses under the Bonus Program to take into account, as well as to disregard, any events that the Compensation Committee considers extraordinary. The Compensation Committee shall have discretion to grant discretionary bonuses to Participants in the event that the Company achieves Net EBIDTA of 125% or more of the Company’s Net EBITDA objective. The Compensation Committee shall also have discretion to grant discretionary bonuses to Participants based upon individual performance or the occurrence of events that the Compensation Committee considers extraordinary.

(e) Form and Time of Payment. The Bonus payable to a Participant hereunder shall be paid as soon as administratively practicable following the completion of the audit of the Company’s 2012 financial statements by the Company’s independent registered public accounting firm, but in no event shall such Distribution Date be later than March 31, 2013. The payment of each bonus shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes, as and when those taxes become due and payable.

(f) Satisfactory Performance Required. The Bonus is contingent on satisfactory service through the Distribution Date (except as otherwise expressly set forth in section 4(c), below) and on terms and conditions specified herein. Notwithstanding any provisions of the Bonus Program to the contrary, the Company retains the right to reduce, eliminate or otherwise modify the Bonus for any Participant if at any time during calendar year ended December 31, 2012 (the “Bonus Period”), senior management of DDi Global, in their sole judgment, determines that such Participant’s performance is substandard.

(g) Corporate Transactions and Change of Control. The obligations of the Bonus Program shall be binding on any employer that acquires, through a stock purchase or merger, or through an asset purchase, or otherwise, part or all of DDi Corp., or an employer following a Change of Control. A “Change of Control” means (i) the acquisition of 50% or more of each class of the outstanding shares of the Company by a third party who is not a member of a “Controlled Group” (within the meaning of the Internal Revenue Code) including DDi Corp.; (ii) a merger, consolidation or other reorganization of DDi Corp. (other than reincorporation), if after giving effect to such merger, consolidation, or other reorganization, the shareholders of DDi Corp. immediately prior to such merger, consolidation, or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary power to elect directors of the surviving entity after such merger, consolidation or other reorganization; or (iii) the sale of all or substantially all of the assets of DDi Corp. to a third party who is not a member of a Controlled Group (within the meaning of the Internal Revenue Code) including DDi Corp.

4. Termination of Participation; Other Events; Pro Rata Payments

(a) Events. A Participant’s participation in the Bonus Program shall automatically terminate, without notice to or consent by such Participant, upon the first to occur of the following events with respect to such Participant:

(i) Involuntary termination of employment;

(ii) Voluntary Resignation;

(iii) Death; or

(iv) Disability.

(b) Effect of Termination For Cause or Resignation without Good Reason. In the event that, prior to the Distribution Date, a Participant’s employment is terminated by the Company for Cause or a Participant voluntarily terminates employment with the Company other than for Good Reason, the Participant shall forfeit his or her entire right to any Bonus hereunder.

(c) Effect of Other Events; Pro Rata Payments. Pro rata payments will be made only in the following circumstances and calculated in the manner specified herein:

(i) Termination by the Company for Reasons Other Than Cause, Termination Due to Death or Disability, or Resignation for Good Reason. In the event a Participant’s employment is terminated prior to the Distribution Date for any reason other than Cause, by Death or Disability or in the event that a Participant resigns for Good Reason, the Participant shall be entitled to receive a pro-rata amount of the portion of the Bonus calculated as the product of the Bonus (as determined pursuant to section 3.a above) multiplied by a fraction, the numerator equal to the number of days from January 1, 2012 through the termination date of Participant’s employment with the Company, and the denominator being 365. In addition, the Company, in consultation with (and upon approval by) the Compensation Committee, shall review the payments to be made to Participants who are terminated due to Death or Disability, and when appropriate, may award the full amount of the Bonus to such Participants giving full consideration to the value contributed both before and during the Bonus Period.

(ii) Employees on Leave. If a Participant is on an approved leave of absence during the Bonus Period, he or she will receive a pro rata Bonus based on the time actually worked during the Bonus Period, as calculated by senior management of DDi Corp. in its reasonable discretion and as approved by the Compensation Committee.

(iii) Promoted Employees. Participants who are hired or promoted to replace Participants participating in the Bonus Program who voluntarily terminated their own employment or who were terminated for Cause (as defined below) may be selected for participation and eligible for payments under the Bonus Program on a pro-rata basis, at the sole discretion of (i) the Compensation Committee, if the employee is an officer of DDi Corp. (as such term is defined under the Securities Exchange Act of 1934, as amended), and (ii) the senior management of DDi Corp. for any other employee.

(iv) Pro Rata Bonuses Upon a Change of Control. In the event of a Change of Control, (i) the measurement period for purposes of calculating performance will terminate when the Change of Control becomes effective (the “Effective Time”), (ii) the amount of any Bonus will be calculated based upon performance and results through the Effective Time, and (iii) each Participant will be entitled to receive a pro-rata Bonus calculated as the product of the Bonus (as determined for the performance through the Effective Time) multiplied by a fraction, the numerator equal to the number of days from January 1, 2012 through the Effective Date, and the denominator being 366; provided, that in no event shall the Bonus payable be less than 50% of the Participant’s annual target Bonus. Payments of Bonuses will be made as follows following a Change of Control: (a) distributions of bonuses will be made on the Distribution Date to Participants who continue to be employed by the Company on such date; (b) distributions of Bonuses will be made as soon as practicable following a Participant’s termination date if a Participant is terminated without Cause or resigns voluntarily for Good Reason. For the avoidance of doubt, payment of a Bonus to a Participant following a Change of Control pursuant to this Section 4(c)(iv) shall be deemed to satisfy any contractual right to receive a pro-rata bonus under the terms of any applicable employment agreement between the Company and a Participant, but shall not be deemed to limit any other payments due to a Participant under any employment agreement.

(d) Definitions. For purposes of the Bonus Program, the following terms shall have the following meaning:

(i) “Cause”, with respect to any Participant (including those with Employment Agreements) shall be defined as the Participant’s:

(A)	willful refusal to perform, in any material respect, his or her duties or responsibilities for the Company;

(B)	material breach of his or her duties or responsibilities to the Company;

(C)	gross negligence or willful disregard in the performance of his or her duties or responsibilities;

(D)	willful disregard, in any material respect, of any financial or other budgetary limitations established in good faith by the Board of Directors of the Company, if continuing after written notice;

(E)	engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of the Company’s assets; or

(F)	conviction of or entry of a plea of nolo contendere to a felony.

(ii) “Disability” means a physical or mental condition that renders the Participant unable to perform the essential functions of his or her job with or without a reasonable accommodation for a period of 180 consecutive days or more.

(iii) “Good Reason” with respect to any Participant shall mean the occurrence of one or more of the following with respect to such Participant: (i) a material reduction in compensation or benefits (provided, however, that a reduction in salary that is both (x) made part of a company-wide salary reduction and (y) no greater than fifteen percent of Participant’s annual base salary, shall be deemed to be immaterial); (ii) involuntary relocation of primary work location more than 50 miles from the current location; and/or (iii) any other event so defined in any applicable employment agreement.

5. Binding Authority. Subject to the review and approval of the Board of Directors of DDi Corp. or the Compensation Committee provided herein, the decisions of senior management of DDi Corp., or their duly authorized delegate, shall be final and conclusive for all purposes of the Bonus Program and shall not be subject to any appeal or review.

6. Source of Payments. Bonus Payments will be paid in cash from the general consolidated funds of DDi Corp.; no separate fund will be established.

7. Amendment or Termination. The Bonus Program may be amended, modified, suspended or terminated by the Board of Directors of DDi Corp., or the Compensation Committee, at any time and without notice to or the consent of Participants.

8. Severability. If any term or condition of the Bonus Program shall be invalid or unenforceable, the remainder of the Bonus Program shall not be affected thereby and shall continue in effect and application to the fullest extent permitted by law.

9. No Employment Rights. Neither the establishment nor the terms of the Bonus Program shall be held or construed to confer upon any employee the right to a continuation of employment by the Company, nor constitute a contract of employment, express or implied. Subject to any applicable employment agreement, the Company reserves the right to dismiss or otherwise deal with any employee, including the Participants, to the same extent as though the Bonus Program had not been adopted. Nothing in the Bonus Program is intended to alter the “AT-WILL” status of Participants, it being understood that, except to the extent otherwise expressly set forth to the contrary in a written employment agreement, the employment of any Participant can be terminated at any time by either the Company or the employee with or without notice, with or without cause.

10. Transferability of Rights. The Company shall have the right to transfer its obligations under the Bonus Program, with respect to one or more Participants, to any person, including any purchaser of all or any part of the Company’s business. No Participant or spouse shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant may have at any time to receive payments of benefits hereunder, which benefits and the rights thereto are expressly declared to be nonassignable and nontransferable, except to the extent required by law. Any attempt by a Participant to transfer or assign a benefit or any rights granted hereunder shall (after consideration of such facts as the Company deems pertinent) be grounds for terminating any rights of the Participant to any portion of the Bonus Program benefits not previously paid.

11. Governing Law. The Bonus Program shall be construed, administered and enforced according to the laws of the State of California.

Appendix A

EBITDA	Percentage Bonus Payout		EBITDA	Percentage Bonus Payout
Performance	Corporate	Personal	Performance	Corporate	Personal
(% EBITDA Target)	(% Payout)	(% Max Payout, Assuming Personal Objectives Met)	(% EBITDA Target)	(% Payout)	(% Max Payout, Assuming Personal Objectives Met)

80%	20%	80%	101%	102%	100%
81%	24%	81%	102%	104%	100%
82%	28%	82%	103%	106%	100%
83%	32%	83%	104%	108%	100%
84%	36%	84%	105%	110%	100%
85%	40%	85%	106%	112%	100%
86%	44%	86%	107%	114%	100%
87%	48%	87%	108%	116%	100%
88%	52%	88%	109%	118%	100%
89%	56%	89%	110%	120%	100%
90%	60%	90%	111%	122%	100%
91%	64%	91%	112%	124%	100%
92%	68%	92%	113%	126%	100%
93%	72%	93%	114%	128%	100%
94%	76%	94%	115%	130%	100%
95%	80%	95%	116%	132%	100%
96%	84%	96%	117%	134%	100%
97%	88%	97%	118%	136%	100%
98%	92%	98%	119%	138%	100%
99%	96%	99%	120%	140%	100%
100%	100%	100%	121%	142%	100%
			122%	144%	100%
			123%	146%	100%
			124%	148%	100%
			125%	150%	100%
			> 125%	150%	100%